EXHIBIT 99.1

Creative Medical Technology Holdings Files Patent on Prevention of Organ Transplant Rejection using ImmCelz®

Company Aims to Leverage Immune Modulatory Technology to Alleviate Need for Immune Suppressants after Transplantation

February 16, 2021 Phoenix, AZ (OTC – CELZ) Creative Medical Technology Holdings announced today filing of a patent application covering the use of ImmCelz® regenerative cell therapy for preventing rejection of transplanted organs. ImmCelz® is a cellular therapy that prevents pathological immunity and inflammation while at the same time inducing regeneration of damaged tissue. Mechanistically ImmCelz® has been shown to function through stimulation of T regulatory cells1 and producing the regenerative protein Hepatocyte Growth Factor (HGF)2. The patent demonstrates that ImmCelz® may have the potential to inhibit chronic graft rejection, which is the major cause of organ loss.

“The concept of immunological tolerance has been around for more than a Century since the days of Peter Medawar.” Said Dr. Amit Patel, Board Member of the Company and co-inventor of the patent. “Unfortunately, transplant recipients, which include some of my patients, need to take global immune suppressive medication to reduce immune-mediated rejection of the organ. These medications, despite having made organ transplantation a reality, have potential side effects including various infections due to suppression of immunity. ImmCelz® is being developed to induce immunological tolerance, which if achieved would allow for organ transplantation without need for continuous immune suppression.”

Sales of immune suppressants, which are used after transplants to prevent patients from rejecting their organs exceeded 4 billion dollars in 20183.

“To date the Company has reported therapeutic activity of ImmCelz® in models of rheumatoid arthritis4, stroke5, type 1 diabetes6, kidney failure7 and liver failure8.” Said Timothy Warbington, President and CEO of the Company. “Demonstration of enhancing graft survival in organ transplantation allows for a whole new area of medical progress. Our scientists suggest the superior efficacy of ImmCelz® for organ transplantation is that the cellular therapy suppresses rejection, while at the same time regenerates the organ after transplantation. It is known that the process of transplantation causes harm to the organ.”

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1Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity (prnewswire.com)

2Creative Medical Technology Holdings Identifies and Files Patent on Novel Mechanism of ImmCelz® Therapeutic Activity (prnewswire.com)

3Organ Transplant Immunosuppressant Drugs Market Size Report, 2026 (grandviewresearch.com)

4Creative Medical Technology Holdings Reports Positive Preclinical Data on ImmCelz® Immunotherapy Product in Rheumatoid Arthritis Model | BioSpace

5Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity (prnewswire.com)

6Creative Medical Technology Holdings Announces Positive Data and Patent Filing Using ImmCelz® to Treat Type 1 Diabetes (prnewswire.com)

7Creative Medical Technology Holdings Files Patent based on Positive Data on Renal Failure using ImmCelz® Regenerative Immunotherapy (prnewswire.com)

8Creative Medical Technology Holdings Announces Reversion of Liver Failure Using ImmCelz® Personalized Cellular Immunotherapy in Preclinical Model | Nasdaq

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“It is our goal to continue to broaden our intellectual property portfolio by patenting technologies that our scientific team determines to be worthwhile and in the area of our core concentration.” Mr. Warbington said further.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine/stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and is listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Timothy Warbington, CEO

CEO@CreativeMedicalHealth.com

Creativemedicaltechnology.com

www.StemSpine.com

www.Caverstem.com

www.Femcelz.com

www.ImmCelz.com

www.OvaStem.com

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